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                                                                   Exhibit 10.12


                              EMPLOYMENT AGREEMENT

                  This Employment Agreement (this "Agreement") is made as of the 4th day of October, 2000, by and among McDonald Investments Inc., an Ohio corporation (the "Company"), KeyCorp, an Ohio corporation ("KeyCorp"), and William B. Summers, Jr. (the "Executive").

                  WHEREAS, the Executive, the Company and KeyCorp are parties to that certain Employment Agreement, dated as of June 14, 1998 (the "Prior Agreement");

                  WHEREAS, the Executive and KeyCorp are parties to that certain Agreement, dated as of October 23, 1998, providing for certain payments and benefits to the Executive if his employment is terminated under certain circumstances in connection with a change of control of KeyCorp (the "Change of Control Agreement");

                  WHEREAS, the Executive, the Company and KeyCorp desire to terminate and supersede the Prior Agreement and the Change of Control Agreement; and

                  WHEREAS, the Executive desires to continue to be employed by the Company, and the Company desires to continue to employ the Executive, on the terms set forth herein.

                  NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

                  1. EMPLOYMENT PERIOD. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, for the period commencing on the date of this Agreement (the "Commencement Date") and ending on October 23, 2003 (the "Employment Period"), unless the Employment Period is renewed or terminated earlier in accordance with the terms hereof.

                  2. TERMS OF EMPLOYMENT.

                  (a) POSITION AND DUTIES.

                           (i) During the Employment Period, the Executive shall
serve as Chairman of the Company and shall serve on the Board of Directors of the Company, or its successor (if any). During the Employment Period, the Executive shall report directly to Henry Meyer or the Chief Executive Officer of KeyCorp.

                           (ii) During the Employment Period, the Executive
shall continue to make available to the Company his experience, knowledge, understanding and relationships relating to the brokerage and investment banking business by assisting, at a senior executive level and at his and KeyCorp's mutual discretion, in the following activities:

                                    A. Maintaining relationships with, and the
         development of, key customers for the Company and other KeyCorp affiliates;

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                                    B. Participating, on behalf of the Company,
         in professional industry association activities related to the Company's business, such as Securities Industry Association and New York Stock Exchange activities;

                                    C. Participating in community activities to
         promote the goodwill of KeyCorp and the Company, including continued involvement in The McDonald Foundation (for so long as it exists as a separate foundation);

                                    D. Offering input into, and perspective on,
         strategic issues facing the Company's business; and

                                    E. Recruiting and retaining key executives
         for the Company's business.

As used in this Agreement, the terms "affiliates" and "affiliated companies" shall include any company controlled by, controlling or under common control with the Company or KeyCorp, as the case may be.

                           (iii) In addition to the foregoing, the Executive
agrees that the principal investing activities of KeyCorp, presently known as Key Principal Partners, shall report to the Executive for up to six months after the Commencement Date. After the expiration of such period, such principal investing activities shall continue to report to the Executive only if he consents thereto upon the request of KeyCorp.

                           (iv) During the Employment Period, and excluding any
periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to fulfill the foregoing duties and responsibilities in accordance with a flexible schedule dictated by his own judgment of how best to fulfill his duties and responsibilities hereunder. The Executive shall be present at the Company's offices only in accordance with a schedule he determines.

                           (v) It shall not be a violation of this Agreement for
the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments; provided, however, that the Executive's service on boards or committees shall be subject to the following conditions: (x) any such service shall not be provided to a for-profit entity in the financial services industry (except for a KeyCorp affiliate); (y) KeyCorp and its affiliates shall not be responsible for indemnification or directors and officers liability insurance relating to such service; and (z) the Chief Executive Officer of KeyCorp (or its successor) or Henry Meyer (or, if Henry Meyer then is not an executive officer of KeyCorp or its successor, the Chief Operating Officer of KeyCorp or its successor) shall have been advised in advance of such service and not objected to such service on the basis that it would cause a conflict of interest or public embarrassment or discomfort to KeyCorp.

                  (b) MANAGEMENT AND OPERATIONS OF THE COMPANY. The Executive acknowledges and agrees that the Compensation Committee of the Board of Directors of the Company shall terminate on October 23, 2001 and thereafter shall no longer continue as a committee of the Board of Directors of the Company or otherwise. The Executive shall not serve on such Compensation Committee after the Commencement Date.



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                  (C) COMPENSATION.

                           (i)      CASH COMPENSATION THROUGH DECEMBER 31, 2000.

                                    A. 2000 BASE SALARY. During the period from
         the Commencement Date through and ending on December 31, 2000, the Executive shall continue to receive base salary payments ("2000 Base Salary") at an annualized rate of $200,000 in accordance with the compensation policies and practices established by the Compensation and Organization Committee of KeyCorp's Board of Directors, or its successor (the "Committee").

                                    B. 2000 BONUS. In addition to 2000 Base
         Salary, the Executive shall be awarded a cash bonus for the year 2000 (the "2000 Bonus") in an amount determined by the Committee, provided that in no event shall the amount of the 2000 Bonus be less than $1.3 million. The 2000 Bonus shall be payable no later than March 1, 2001.

                           (ii) CASH COMPENSATION AFTER DECEMBER 31, 2000.
During the remainder of the Employment Period after December 31, 2000, the Executive shall receive annual compensation at the rate of $1.6 million per year ("Annual Compensation"). Annual Compensation shall be payable to the Executive in substantially equal periodic installments throughout the year (no less frequently than monthly) and shall be prorated during any calendar year in which the Executive is employed by the Company for less than the entire calendar year. The parties acknowledge and agree that Annual Compensation represents a combined base and bonus compensation amount and, accordingly, that the Executive shall not be eligible to receive additional bonus compensation for periods after December 31, 2000, unless otherwise determined by the Committee, in its sole discretion.

                           (iii) RETENTION AWARDS. The parties acknowledge and
agree that, in connection with the transactions contemplated by the Prior Agreement, the Executive was granted a cash retention award, effective October 23, 1998, in the amount of $2.2 million (the "Cash Retention Award") and was granted non-qualified stock options, effective October 23, 1998 and January 13, 1999, to acquire a total of 241,055 KeyCorp Common Shares (the "Retention Options"). The parties agree that the terms of the Cash Retention Award and the Retention Options shall not be affected or modified hereby, except as follows or as otherwise expressly set forth herein:

                                    A. Section 2 of each Non-Qualified Grant
         Agreement evidencing the Retention Options shall be, and it hereby is, deleted and replaced in its entirety by the following:

                           "2. Upon (i) the termination of your employment by
                  KeyCorp and its subsidiaries other than for Cause, as defined in the Employment Agreement, dated as of October 4, 2000, among KeyCorp, McDonald Investments Inc. and you (the "Employment Agreement"), including by reason of your Disability, as defined in the Employment Agreement, (ii) your termination of your employment with KeyCorp and its subsidiaries



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                  for Good Reason or on the Early Termination Date, each as
                  defined in the Employment Agreement, or (iii) your death, all outstanding Options granted hereunder shall become immediately vested and exercisable in full."

                                    B. Section 2 of the Agreement evidencing the
         Cash Retention Award shall be, and it hereby is, deleted and replaced in its entirety by the following:

                           "2. Upon (i) the termination of your employment by
                  KeyCorp and its subsidiaries other than for Cause, as defined in the Employment Agreement, dated as of October 4, 2000, among KeyCorp, McDonald Investments Inc. and you (the "Employment Agreement"), including by reason of your Disability, as defined in the Employment Agreement, (ii) your termination of your employment with KeyCorp and its subsidiaries for Good Reason or on the Early Termination Date, each as defined in the Employment Agreement, or (iii) your death, all unpaid portions of the Award shall become immediately payable in full."

                           (iv) EMPLOYEE BENEFIT PLANS. During the Employment
Period, the Executive shall continue to be eligible to participate in welfare and retirement benefit plans, programs, policies and arrangements to the same extent as immediately prior to the Commencement Date; provided, however, that KeyCorp or the Company may amend, modify or terminate any such plan, program, policy or arrangement at any time so long as the amendment, modification or termination applies to a significant portion or number of participants in such plan, program, policy or arrangement.

                           (v) EXPENSES. During the Employment Period, the
Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive, consistent with the past practice of the Executive and in accordance with the policies of the Company and KeyCorp.

                           (vi) INDEMNIFICATION/D&O INSURANCE. The Executive
shall be indemnified by KeyCorp against claims arising in connection with the Executive's status as an employee, officer or agent of KeyCorp in accordance with KeyCorp's indemnity policies for its senior executives, subject to applicable law.

                           (vii) DEFERRAL OF COMPENSATION. Subject to Section
2(c)(viii), during the Employment Period, the Executive shall not be subject to any policy or plan of KeyCorp or any affiliated company requiring the automatic deferral of incentive compensation, including, without limitation, the KeyCorp Automatic Deferral Plan as in effect from time to time. During the Employment Period, the Executive shall have the right to defer voluntarily up to 75% of his Annual Compensation pursuant to the terms of KeyCorp's Deferred Compensation Plan as in effect from time to time (and such plan is hereby amended to the extent necessary to permit the deferral of such amounts under such plan), provided that the Executive elects such deferral and gives notice of such election to KeyCorp in advance of the year in which the Annual Compensation to be deferred is to be earned and otherwise complies with the terms of KeyCorp's Deferred Compensation Plan as in effect from time to time.



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                           (viii) SECTION 162(m). In the event that KeyCorp
would be denied a deduction for federal income tax purposes for any amounts payable to the Executive by reason of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Executive agrees that, in accordance with the policy of the Committee (and only so long as that policy continues and is applicable to all executives of KeyCorp who are subject to Section 162(m)), the amount that would not be deductible shall be deferred pursuant to the terms of KeyCorp's Deferred Compensation Plan as in effect from time to time.

                  (d) EMPLOYMENT LOCATION. During the Employment Period, the Executive's principal place of employment (i) shall be located at the McDonald Investment Center, provided that such building continues to be the principal office of the Company, and (ii) shall, in any case, be located no more than 20 miles from the Executive's principal place of employment at the date hereof.

                  3. TERMINATION OF EMPLOYMENT.

                  (a) EXPIRATION OF EMPLOYMENT PERIOD, DEATH OR DISABILITY. The Executive's employment shall terminate automatically upon the expiration of the Employment Period or the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with
Section 10(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness or injury.

                  (b) CAUSE. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

                           (i) the engaging by the Executive in illegal conduct
constituting a felony, or

                           (ii) gross intentional misconduct which is materially
and demonstrably injurious to the Company or KeyCorp, or

                           (iii) any material breach by the Executive of Section
7 hereof, provided that, to the extent any such breach is curable, the Company has given the Executive notice thereof and the Executive has failed to cure such breach within 10 days after such notice is effective, or




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                           (iv) conduct that results in the permanent loss of
the Executive's professional license to conduct business or in the Executive's being disqualified or barred by banking or security law regulators from serving in the capacity contemplated by this Agreement for six months or more.

The employment of the Executive shall not be deemed to be terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board of Directors of KeyCorp, or its successor (the "Board"), at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in any of subparagraphs (i) through (iv) above, and specifying the particulars thereof in detail.

                  (c) GOOD REASON. The Executive's employment may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean a material breach by the Company of an obligation of the Company under this Agreement, without the consent or concurrence of the Executive, that the Company has failed to cure within 10 days after the effective time at which the Executive has given the Company and KeyCorp written notice of such breach. A breach described in this clause includes (i) the relocation of the Executive's principal place of employment to any location more than 20 miles from the Executive's principal place of employment on the Commencement Date, (ii) the failure of the Company to obtain an agreement reasonably satisfactory to the Executive from any successor to assume and agree to perform this Agreement, as contemplated in Section 9 hereof, or (iii) any termination of the Executive's employment which is not effected pursuant to the terms of this Agreement. Notwithstanding the foregoing, the Executive's failure to give notice to the Company and KeyCorp of his objection to an event alleged to constitute "Good Reason" within 45 days after the date of occurrence of such event shall be deemed a waiver of such event by the Executive and the Executive thereafter may not terminate his employment hereunder for Good Reason based on such event.

                  (d) EARLY TERMINATION DATE. The Executive's employment may be terminated by the Executive, in his sole discretion, effective any date on or after January 19, 2003 (but not later than October 22, 2003), upon 30 days' advance Notice of Termination (as defined below) to the Company and KeyCorp. The effective date of such termination is referred to herein as the "Early Termination Date."

                  (e) FOLLOWING A CHANGE OF CONTROL OF KEYCORP. The Executive's employment may be terminated during the Employment Period by the Executive, in his sole discretion, at any time within two years after a Change of Control, upon 30 days' advance Notice of Termination to the Company and KeyCorp. For purposes of this Agreement, "Change of Control" shall be defined as set forth in Schedule A, attached hereto.

                  (f) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by the Executive for Good Reason, on the Early Termination Date or within two years after a Change of Control, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of this Agreement. For purposes of this Agreement, a




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"Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and
(iii) specifies the Date of Termination. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder, except as otherwise set forth in Section 3(c).

                  (g) DATE OF TERMINATION. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of termination of employment that is set forth in the Notice of Termination (which shall not be earlier than the date on which such notice is given and which shall be subject to any applicable cure period), (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, or the Executive resigns without Good Reason (other than on the Early Termination Date or within two years after a Change of Control), the date on which the Company or the Executive notifies the Executive or the Company, respectively, of such termination, (iii) if the Executive's employment is terminated by reason of expiration of the Employment Period, death or Disability, the date of expiration of the Employment Period, death of the Executive or the Disability Effective Date, as the case may be, and (iv) if the Executive's employment is terminated by the Executive on the Early Termination Date or within two years after a Change of Control, the Early Termination Date or the date of termination of employment, respectively, set forth in the Notice of Termination (which, in either case, shall not be earlier than the 30th day after the date on which such notice is given).

                  4. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

                  (a) GOOD REASON; EARLY TERMINATION DATE; OTHER THAN FOR CAUSE, DEATH OR DISABILITY. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason or on the Early Termination
Date:

                           (i) the Company shall pay to the Executive in a lump
sum in cash within 30 days after the Date of Termination the aggregate of the amounts determined under clauses A and B below:

                                    A. the "Accrued Obligations", which shall
         mean the sum of the amounts described and payable under clause (1) or clause (2) below (but not both), as applicable based on the Date of
         Termination:

                                             (1) if the Date of Termination
                  occurs on or before December 31, 2000, the Accrued Obligations shall be the sum of (I) the Executive's 2000 Base Salary through the Date of Termination to the extent not theretofore paid and (II) the product of (x) $1.4 million and (y) a fraction, the numerator of which is the number of days in calendar year 2000 through the Date of Termination, and the denominator of which is 365; or



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                                             (2) if the Date of Termination
                  occurs after December 31, 2000, the Accrued Obligations shall be the sum of (I) the Executive's 2000 Base Salary and Annual Compensation through the Date of Termination to the extent not theretofore paid and (II) any unpaid portion of the 2000 Bonus; and

                                    B. the amount (the "Continuation
         Obligation") equal to the product of (1) the number of years (including fractions thereof) remaining from the Date of Termination until October 23, 2003 (the "Continuation Period") and (2) $1.6 million.

For purposes of this Section 4(a)(i), any amounts of compensation deferred by the Executive into a deferral plan of KeyCorp or any affiliate, whether voluntarily, automatically or otherwise, shall be deemed to have been paid on the date of deferral, and all such deferred amounts shall be payable as governed by the terms of the applicable deferral plan, subject to Section 4(a)(vi);

                           (ii) any unpaid portion of the Cash Retention Award
shall become fully vested and immediately payable;

                           (iii) the Retention Options shall become fully vested
and immediately exercisable;

                           (iv) to the extent not theretofore paid or provided,
the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is entitled to receive under any plan, program, policy or practice or contract or agreement (but excluding the KeyCorp Separation Pay Plan) of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits");

                           (v) for the duration of the Continuation Period, the
Executive and the Executive's dependents shall continue to be eligible to participate in the medical, dental, health and group-term life benefit plans and arrangements applicable to the Executive immediately prior to the Date of Termination on the same terms and conditions as in effect for the Executive and the Executive's dependents immediately prior to the Date of Termination;

                           (vi) any compensation previously deferred by the
Executive (together with any accrued interest or earnings thereon), including the Executive's employer match and employee share under all automatic and voluntary deferral programs in which the Executive participated while employed by the Company, shall become fully vested and nonforfeitable and all such deferred compensation shall be payable as governed by, and subject to, the terms of the applicable deferral plan; and

                           (vii) the Executive shall be entitled to participate,
at his cost, in KeyCorp's Retiree Medical Plan (the "Retiree Medical Plan") through age 65, or through such later age through which participants in the Retiree Medical Plan may continue to participate therein under the terms thereof as amended with general application to all participants therein from time to time. Consistent with the requirements of the Retiree Medical Plan, in the event this Agreement terminates and is not renewed, this clause providing for retiree medical benefits shall be deemed to be part of a termination agreement. The Executive acknowledges and agrees



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that, consistent with the requirements of the Retiree Medical Plan, he must inform KeyCorp at the time of termination of his employment whether he wishes to participate in the Retiree Medical Plan and if he does not then elect participation in the Retiree Medical Plan or ever ceases participation, he shall not later be eligible to elect or resume participation. Such requirement to elect participation in the Retiree Medical Plan at the time of termination of employment (or forego participation therein) shall apply to the Executive notwithstanding any potentially duplicate benefits (if any) that may be available to the Executive under Section 4(a)(v) pursuant to the terms of this Agreement.

                  (b) DEATH. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the Continuation Obligation, the timely payment or provision of Other Benefits and the payments referred to in Section 4(a)(ii). Accrued Obligations, the Continuation Obligation and the payments referred to in Section 4(a)(ii) shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. In addition, the Retention Options shall become fully vested and immediately exercisable and
Section 4(a)(vi) shall be applicable. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 4(b) shall include death benefits as in effect on the date of the Executive's death.

                  (c) DISABILITY. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the Continuation Obligation, the timely payment or provision of Other Benefits and the payments referred to in
Section 4(a)(ii). Accrued Obligations, the Continuation Obligation and the payments referred to in Section 4(a)(ii) shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. In addition, the Retention Options shall become fully vested and immediately exercisable and Sections 4(a)(v), 4(a)(vi) and 4(a)(vii) shall be applicable. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this
Section 4(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect on the Disability Effective Date; provided, however, that the Executive hereby assigns to KeyCorp any amounts that are paid or payable to the Executive under the KeyCorp Long Term Disability Plan (or any successor plan) for any period coinciding with the Continuation Period and the Executive further agrees, should the Executive receive any such amount, to pay such amount promptly to KeyCorp.

                  (d) CAUSE; OTHER THAN FOR GOOD REASON. If the Executive's employment shall be terminated for Cause or the Executive terminates employment without Good Reason (other than on the Early Termination Date or within two years after a Change of Control) during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) Accrued Obligations less the amount determined under Section 4(a)(i)A(1)(II) hereof (if applicable), and (y) Other Benefits, in each case to the extent not theretofore paid.

                  (e) BY THE EXECUTIVE FOLLOWING A CHANGE OF CONTROL. If the Executive terminates employment under Section 3(e) during the Employment Period within two years after



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a Change of Control, the Executive shall be entitled to receive the same payments and benefits upon such termination of employment to which the Executive would have been entitled under the terms of Section 4(a) had he terminated his employment for Good Reason at that time, except that, in lieu of the Continuation Obligation, the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the greater of the amount set forth in clause (i) or the amount set forth in clause (ii) below:

                           (i) the amount of the Continuation Obligation that
would have been payable to the Executive had he terminated his employment for Good Reason on such Date of Termination; or

                           (ii) $1.6 million.

In addition, for purposes of the Cash Retention Award and the Retention Options, the Executive's employment shall be deemed to have been terminated under the terms of this Agreement by the Executive for Good Reason on such Date of Termination.

                  (f) EXPIRATION OF THE EMPLOYMENT PERIOD. If the Executive's employment terminates automatically upon the expiration of the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the right of the Executive to receive the benefits provided for under Sections 4(a)(vi) and 4(a)(vii).

                  5. NON-EXCLUSIVITY OF RIGHTS. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies (other than the KeyCorp Separation Pay Plan) at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. The Executive shall not be entitled to any benefits under the KeyCorp Separation Pay Plan.

                  6. FULL SETTLEMENT. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest brought in good faith (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.




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                  7. CONFIDENTIAL INFORMATION/NONCOMPETITION/NONSOLICITATION.

                  (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of KeyCorp's affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive's employment by the Company or any of KeyCorp's affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of KeyCorp or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than KeyCorp and those designated by it or to an attorney retained by the Executive.

                  (b) While employed by the Company or any of KeyCorp's affiliates and during the Post-Employment Non-Competition Period (as defined below), the Executive shall not, without the written consent of KeyCorp, directly or indirectly, be connected as an officer, employee, partner, director or otherwise with any business which engages within a 50-mile radius of any area in which the Company or KeyCorp's Capital Partners Group conducted business during the 12-month period immediately preceding the Executive's Date of Termination, in any business that competes, at the time such engagement is commenced, with any business actively conducted by the Company or KeyCorp's Capital Partners Group. Ownership, for personal investment purposes only, of less than 5% of the voting stock of any publicly held corporation shall not constitute a violation hereof.

                           (i) For purposes of Section 7(b), the Post-Employment
Non-Competition Period shall mean a period commencing on the termination of the Executive's employment hereunder and ending on the earliest to occur of the following: (A) January 19, 2005; (B) two years after the Date of Termination; or
(C) if a Change of Control has occurred, that date which is six months after the later to occur of the Change of Control or the Date of Termination.

                           (ii) If the Executive requests KeyCorp to waive the
noncompetition obligations of the Executive under Section 7(b) with respect to a specific activity or event, KeyCorp agrees not to withhold its consent to the Executive's engaging in such activity or event if the activity or event were not likely to be adverse to the economic or other business interests of KeyCorp, the Company or other affiliated companies, as determined by KeyCorp in its sole discretion at the time such request is made.

                  (c) While employed by the Company or any of KeyCorp's affiliates and for two years after the Date of Termination, the Executive shall not, directly or indirectly, on behalf of the Executive or any other person, solicit for employment by other than KeyCorp or its affiliates any person employed by KeyCorp or its affiliates.

                  (d) While employed by the Company or any of its affiliates and for two years after the Date of Termination, the Executive will not, directly or indirectly, on behalf of the Executive or any other person, solicit any customer or client who was a customer or client of the Company or KeyCorp's Capital Partners Group during the 12-month period immediately preceding the Date of Termination, for the purpose of providing such customer or client with services that are directly competitive with the services provided by the Company or KeyCorp's Capital Partners Group, provided that under no circumstances may the Executive solicit any customer or client for the purpose of providing services relating to business that was under discussion prior to the Date of Termination.

                  (e) In the event of a breach or threatened breach of this
Section 7, the Executive agrees that the Company and KeyCorp shall be entitled to injunctive relief in a court of competent jurisdiction to remedy any such breach or threatened breach, and the Executive acknowledges that damages would be inadequate and insufficient.

                  (f) The provisions of this Section 7 shall remain in full force and effect until the expiration of the period specified herein notwithstanding the earlier termination of the Executive's employment hereunder.

                  8. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

                  (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed 110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

                  (b) Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young LLP or such other certified public accounting firm reasonably acceptable to the Company as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the later of (i) the due date for the payment of any Excise Tax, and
(ii) the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                  (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i) give the Company any information reasonably
requested by the Company relating to such claim,

                           (ii) take such action in connection with contesting
such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                           (iii) cooperate with the Company in good faith in
order effectively to contest such claim, and

                           (iv) permit the Company to participate in any
proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 8(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  9. SUCCESSORS.

                  (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and KeyCorp and their respective successors and assigns. The Company and KeyCorp may assign this Agreement without the consent of the Executive, including to any affiliated company, subject to Section 9(c).

                  (c) The Company and KeyCorp will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or KeyCorp, or any business of the Company or KeyCorp for which the Executive's services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or KeyCorp would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" and "KeyCorp" shall mean the Company and KeyCorp as hereinbefore defined and any successors to their business and/or assets as aforesaid which assume and agree to perform this Agreement by operation of law, or otherwise.

                  10. GENERAL PROVISIONS.

                  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  IF TO THE EXECUTIVE:      William B. Summers, Jr.
                  -------------------       20749 Beachcliff
                                            Rocky River, Ohio  44116

                  IF TO THE COMPANY:        McDonald Investments Inc.
                  -----------------         800 Superior Avenue
                                            Cleveland, Ohio  44114
                                            Att: Chief Executive Officer

                  COPY TO:                  KeyCorp
                  -------                   127 Public Square
                                            Cleveland, Ohio  44114
                                            Att: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                  (d) The parties agree to treat all amounts paid to the Executive hereunder as compensation for services. Accordingly, the Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (e) This Agreement supersedes any other agreement, written or oral (including the Prior Agreement and the Change of Control Agreement), pertaining to the Executive's employment by the Company, KeyCorp or any affiliate. The parties hereto agree that the Prior Agreement and the Change of Control Agreement are each hereby terminated and that neither such agreement shall be of any further force or effect. The Executive hereby irrevocably waives and consents to any event or action by the Company, KeyCorp or any affiliate that may have been a breach of the Prior Agreement, so long as such event or action is not a breach of this Agreement, and the Executive agrees that any such event or action shall have no effect on the Cash Retention Award or the Retention Options.

                  (f) This Agreement may be executed in counterparts, which together shall constitute one and the same original.





                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

                  IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from their respective Boards of Directors, the Company and KeyCorp have caused these presents to be executed in their names on their behalf, all as of the day and year first above written.



                                       -----------------------------------
                                       William B. Summers, Jr.



                                       MCDONALD INVESTMENTS INC.



                                       -----------------------------------
                                       By:      Robert T. Clutterbuck
                                       Title:   Chief Executive Officer



                                       KEYCORP


                                       -----------------------------------
                                       By:      Thomas C. Stevens
                                       Title:   Senior Executive Vice President,
                                                General Counsel and Secretary

                                   SCHEDULE A
                                   ----------

                         DEFINITION OF CHANGE OF CONTROL
                         -------------------------------

For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if, at any time during the Employment Period, there is a Change of Control under any of clauses (a), (b), (c), or (d) below. For these purposes, KeyCorp shall be deemed to have become a subsidiary of another corporation if any other corporation (which term shall, for all purposes of this Schedule A, include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of KeyCorp or any successor to KeyCorp.

         (a) A Change of Control will have occurred under this clause (a) if KeyCorp is a party to a transaction pursuant to which KeyCorp is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and either

                  (i) immediately after giving effect to that transaction, less than 65% of the then outstanding voting securities of the surviving or resulting corporation or (if KeyCorp becomes a subsidiary in the transaction) of the ultimate parent of KeyCorp represent or were issued in exchange for voting securities of KeyCorp outstanding immediately prior to the transaction, or

                  (ii) immediately after giving effect to that transaction, individuals who were directors of KeyCorp on the day before the first public announcement of (x) the pendency of the transaction or (y) the intention of any person or entity to cause the transaction to occur, cease for any reason to constitute at least 51% of the directors of the surviving or resulting corporation or (if KeyCorp becomes a subsidiary in the transaction) of the ultimate parent of KeyCorp.

         (b) A Change of Control will have occurred under this clause (b) if a tender or exchange offer shall be made and consummated for 35% or more of the outstanding voting stock of KeyCorp or any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) is or becomes the beneficial owner of 35% or more of the outstanding voting stock of KeyCorp or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as adopted under the 1934 Act, disclosing the acquisition of 35% or more of the outstanding voting stock of KeyCorp in a transaction or series of transactions by any person (as defined earlier in this clause (b));

         (c) A Change of Control will have occurred under this clause (c) if either

                  (i) without the prior approval, solicitation, invitation, or recommendation of the KeyCorp Board of Directors any person or entity makes a public announcement of a bona fide intention (A) to engage in a transaction with

                           KeyCorp that, if consummated, would result in a Change Event (as defined below in this clause (c)), or (B) to "solicit" (as defined in Rule 14a-1 under the 1934 Act) proxies in connection with a proposal that is not approved or recommended by the KeyCorp Board of Directors, or

                  (ii) any person or entity publicly announces a bona fide intention to engage in an election contest relating to the election of directors of KeyCorp (pursuant to Regulation 14A under the 1934 Act), and, at any time within the 24 month period immediately following the date of the announcement of that intention, individuals who, on the day before that announcement, constituted the directors of KeyCorp (the "Incumbent Directors") cease for any reason to constitute at least a majority thereof unless both (A) the election, or the nomination for election by KeyCorp's shareholders, of each new director was approved by a vote of at least two-thirds of the Incumbent Directors in office at the time of the election or nomination for election of such new director, and (B) prior to the time that the Incumbent Directors no longer constitute a majority of the Board of Directors, the Incumbent Directors then in office, by a vote of at least 75% of their number, reasonably determine in good faith that the change in Board membership that has occurred before the date of that determination and that is anticipated to thereafter occur within the balance of the 24 month period to cause the Incumbent Directors to no longer be a majority of the Board of Directors was not caused by or attributable to, in whole or in any significant part, directly or indirectly, proximately or remotely, any event under subclause (i) or (ii) of this clause
                  (c).

                  For purposes of this clause (c), the term "Change Event" shall mean any of the events described in the following subclauses
                  (x), (y), or (z) of this clause (c):

                  (x) A tender or exchange offer shall be made for 25% or more of the outstanding voting stock of KeyCorp or any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the 1934 Act) is or becomes the beneficial owner of 25% or more of the outstanding voting stock of KeyCorp or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the 1934 Act, disclosing the acquisition of 25% or more of the outstanding voting stock of KeyCorp in a transaction or series of transactions by any person (as defined earlier in this subclause (x)).

                  (y) KeyCorp is a party to a transaction pursuant to which KeyCorp is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, after giving effect to such transaction, less than 50% of the then outstanding voting securities of the surviving or resulting corporation or (if KeyCorp becomes a subsidiary in the transaction) of the ultimate parent of KeyCorp represent or were issued in exchange for voting securities of KeyCorp outstanding immediately prior to such transaction or less than 51% of the directors of the surviving or resulting corporation or (if KeyCorp becomes a subsidiary in the transaction) of the ultimate parent of KeyCorp were directors of KeyCorp immediately prior to such transaction.

                  (z) There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of KeyCorp.

         (d) A Change of Control will have occurred under this clause (d) if there is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of KeyCorp.